Exhibit 99.1
NEWS RELEASE
Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Strong Second Quarter 2013 Results and
Increases Full Year 2013 Earnings Guidance

DALLAS, Texas - July 31, 2013 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2013, including the following significant highlights:

•	Second quarter earnings per share of $1.06, a 26% increase year-over-year

•	Anticipates full year 2013 earnings per common diluted share of between $4.20 and $4.40, compared to its previous full year 2013 earnings guidance of between $3.80 and $4.05

•	Rail Group receives orders for 5,000 new railcars during the second quarter, resulting in a backlog of 40,665 units with a value of $5.1 billion

•	Inland Barge Group receives orders with a value of $231 million, resulting in a backlog with a value of $564 million

•	Leasing Group forms new $1 billion railcar leasing joint venture, RIV 2013

•	Company repurchases approximately 1.3 million shares of its common stock during the quarter at a cost of $49.9 million

•	Available liquidity at the end of the second quarter in excess of $1.1 billion

Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $84.0 million, or $1.06 per common diluted share, for the second quarter ended June 30, 2013. Net income for the same quarter of 2012 was $67.8 million, or $0.84 per common diluted share. Second quarter 2013 results benefitted from a lower effective tax rate of 34.6% compared to 37.1% last year due to tax benefits resulting from domestic production activities and the tax treatment of the Company's noncontrolling interests.

Revenues for the second quarter of 2013 increased 7% to $1.1 billion compared to revenues of $995.5 million for the same quarter of 2012. The Company reported an operating profit of $183.4 million in the second quarter of 2013, a 20% increase compared to an operating profit of $152.5 million for the same quarter last year.

“As reflected by our consolidated results, Trinity maintained its positive momentum during the second quarter, and we expect this trend to continue throughout the year,” said Timothy R. Wallace, Trinity's Chairman, CEO, and President. “Our Rail Group, Energy Equipment Group, and Construction Products Group each recorded solid operating results compared to prior quarters. I am pleased with their results. We continued to receive orders for products that serve the oil, gas, and chemical industries. The amount of backlog visibility we have in our major businesses provides us opportunities to continue to generate additional operating efficiencies.  Our outlook for the future remains positive."

Business Group Results
In the second quarter of 2013, the Rail Group reported revenues of $668.0 million and a record operating profit of $107.9 million, an increase compared to the second quarter of 2012 of 29% and 104%, respectively. The Rail Group shipped 5,600 railcars and received orders for 5,000 railcars during the second quarter. The Rail Group backlog remained at $5.1 billion at June 30, 2013, representing 40,665 railcars, compared to a backlog of $5.1 billion as of March 31, 2013, representing 41,265 railcars.

During the second quarter of 2013, the Railcar Leasing and Management Services Group reported leasing and management revenues of $150.7 million compared to $132.0 million in the second quarter of 2012 due to continued growth in the lease fleet and higher rental rates. In addition, the Group recognized revenue of $18.9 million from sales of railcars from the lease fleet owned for less than a year during the second quarter compared to $62.2 million in the second quarter of 2012. Proceeds from the sale of railcars from the lease fleet owned for more than a year at the time of sale are not included in revenue and totaled $8.5 million in the second quarter of 2013 and $7.6 million in the second quarter of 2012. Operating profit for this Group was $75.7 million for the second quarter of 2013 compared to an operating profit of $76.4 million during the second quarter of 2012. Included in the operating results for the second quarter of 2013 was $4.7 million of profit from railcar sales totaling $27.4 million compared to $15.1 million of profit from railcar sales totaling $69.8 million for the same period last year. Operating profit from operations increased for the three months ended June 30, 2013 compared to the same period last year primarily due to higher rental rates and lease fleet growth.

As announced in May, through a partnership with long-term institutional investors, the Company launched a new railcar leasing joint venture, RIV 2013 Rail Holdings LLC (“RIV 2013”), to acquire approximately $1 billion of railcars, primarily a combination of new railcars manufactured by Trinity Rail Group, LLC and existing railcars from Trinity Industries Leasing Company (“TILC”) or one of its subsidiaries. The Company also completed the final phase of the long-term recapitalization of TRIP Rail Holdings LLC (“TRIP”), another railcar leasing joint venture managed by the Company. A total of $412 million in new external equity capital was raised to purchase a 69% interest in RIV 2013 and a 55% interest in TRIP. The Company, through TILC, owns the remaining 31% equity interest in RIV 2013 and 45% equity interest in TRIP.

The Inland Barge Group reported revenues of $150.0 million compared to revenues of $173.9 million in the second quarter of 2012. Operating profit for this Group was $20.9 million in the second quarter of 2013 compared to $36.6 million in the second quarter of 2012. The decrease in revenues and operating profit was due to a change in the mix of hopper barge types and softer pricing. In addition, last year's results included the delivery of an order of specialty barges during the quarter. The Inland Barge Group received orders of $230.6 million during the second quarter of 2013, and as of June 30, 2013 had a backlog of $563.6 million compared to a backlog of $483.0 million as of March 31, 2013.

The Energy Equipment Group reported revenues of $152.5 million in the second quarter of 2013 compared to revenues of $130.7 million in the same quarter of 2012. Revenues increased compared to the same period in 2012 due to increased demand for storage container vessels offset slightly by a change in product mix in our structural wind tower business. Operating profit for the second quarter of 2013 increased to $14.3 million compared to $4.0 million in the same quarter last year due to manufacturing challenges that negatively impacted the Group's 2012 results. The Company received orders for $22.0 million of structural wind towers during the quarter, resulting in a backlog for structural wind towers as of June 30, 2013 of $642.9 million compared to $670.9 million as of March 31, 2013. Approximately $412.5 million of this backlog is subject to litigation with a customer for the customer's breach of a long-term supply contract for the manufacture of towers.

Revenues in the Construction Products Group were $154.5 million in the second quarter of 2013 compared to revenues of $123.9 million in the second quarter of 2012. The Group recorded an operating profit of $19.0 million in the second quarter of 2013 compared to an operating profit of $12.8 million in the second quarter of 2012. The increase in revenues and operating profit for the second quarter of 2013 compared to the same period in 2012 was primarily due to higher acquisition-related volumes and production efficiencies in our Aggregates product line. In March 2013, the Company completed the sale of its remaining ready-mix concrete operations which have been historically reported as a component of the Construction Products Group. This divestiture is considered a discontinued operation and, accordingly, the effects of its operations have been excluded from the Construction Products Group for financial reporting purposes.

At June 30, 2013, the Company had cash and marketable securities of $447.9 million. When combined with capacity under committed credit facilities, the Company had more than $1.1 billion of available liquidity at the end of the second quarter.

Earnings Outlook
For the full year of 2013, the Company anticipates total earnings per common diluted share, including the effects of discontinued operations, of between $4.20 and $4.40 compared to full year earnings per common diluted share of $3.19 in 2012. Results for the full year 2013 could be impacted by a number of factors, including, among others: the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions.

Share Repurchase and Dividend Activity
During the quarter, the Company repurchased approximately 1.3 million shares of common stock under its share repurchase authorization at a cost of $49.9 million leaving $150.1 million remaining under its current authorization through December 31, 2014. Additionally, as previously reported in May, the Company declared an 18% increase in its quarterly dividend to 13 cents per common share, payable on July 31, 2013 to shareholders of record on July 15, 2013.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on August 1, 2013 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company's website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on August 8, 2013.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-

looking statements, see “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
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Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2013	2012
Revenues	$1,066.1	$995.5
Operating costs:
Cost of revenues	812.2	792.3
Selling, engineering, and administrative expenses	71.5	53.0
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(1.2)	(1.6)
Other	0.2	(0.7)
	882.7	843.0
Operating profit	183.4	152.5
Interest expense, net	46.1	47.5
Other (income) expense	0.9	(0.1)
Income before income taxes	136.4	105.1
Provision for income taxes	47.2	39.0
Net income from continuing operations	89.2	66.1
Net gain on sale of discontinued operations	0.1	—
Net income (loss) from discontinued operations	(1.1)	1.4
Net income	88.2	67.5
Net income (loss) attributable to noncontrolling interest	4.2	(0.3)
Net income attributable to Trinity Industries, Inc.	$84.0	$67.8

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$1.07	$0.82
Discontinued operations	(0.01)	0.02
	$1.06	$0.84
Diluted
Continuing operations	$1.07	$0.82
Discontinued operations	(0.01)	0.02
	$1.06	$0.84
Weighted average number of shares outstanding:
Basic	77.0	77.7
Diluted	77.1	77.9
Proceeds from the sales of railcars from the lease fleet owned more than one year at the time of sale were $8.5 million and $7.6 million for the three months ended June 30, 2013 and 2012, respectively. Operating profit from sales of railcars owned one year or less at the time of sale was $3.5 million and $13.5 million for the three months ended June 30, 2013 and 2012, respectively. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Revenues	$1,999.0	$1,891.7
Operating costs:
Cost of revenues	1,523.3	1,522.5
Selling, engineering, and administrative expenses	140.5	103.7
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(8.0)	(5.3)
Other	0.3	(4.4)
	1,656.1	1,616.5
Operating profit	342.9	275.2
Interest expense, net	94.9	95.0
Other (income) expense	(1.8)	(3.0)
Income before income taxes	249.8	183.2
Provision for income taxes	88.4	64.7
Net income from continuing operations	161.4	118.5
Net gain on sale of discontinued operations	7.1	—
Net income (loss) from discontinued operations	(1.5)	1.3
Net income	167.0	119.8
Net income (loss) attributable to noncontrolling interest	3.9	(0.9)
Net income attributable to Trinity Industries, Inc.	$163.1	$120.7

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$1.98	$1.49
Discontinued operations	0.07	0.01
	$2.05	$1.50
Diluted
Continuing operations	$1.98	$1.49
Discontinued operations	0.07	0.01
	$2.05	$1.50
Weighted average number of shares outstanding:
Basic	77.0	77.7
Diluted	77.1	77.9
Proceeds from the sales of railcars from the lease fleet owned more than one year at the time of sale were $39.1 million and $34.1 million for the six months ended June 30, 2013 and 2012, respectively. Operating profit from sales of railcars owned one year or less at the time of sale was $3.5 million and $16.4 million for the six months ended June 30, 2013 and 2012, respectively. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2013	2012
Rail Group	$668.0	$516.9
Construction Products Group	154.5	123.9
Inland Barge Group	150.0	173.9
Energy Equipment Group	152.5	130.7
Railcar Leasing and Management Services Group	169.6	194.2
All Other	21.7	20.8
Eliminations - lease subsidiary	(189.5)	(132.3)
Eliminations - other	(60.7)	(32.6)
Consolidated Total	$1,066.1	$995.5

	Three Months Ended June 30,
Operating profit (loss):	2013	2012
Rail Group	$107.9	$53.0
Construction Products Group	19.0	12.8
Inland Barge Group	20.9	36.6
Energy Equipment Group	14.3	4.0
Railcar Leasing and Management Services Group	75.7	76.4
All Other	(3.8)	(6.3)
Corporate	(15.5)	(9.6)
Eliminations - lease subsidiary	(34.7)	(12.2)
Eliminations - other	(0.4)	(2.2)
Consolidated Total	$183.4	$152.5

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2013	2012
Rail Group	$1,293.5	$984.0
Construction Products Group	258.3	249.8
Inland Barge Group	297.4	343.3
Energy Equipment Group	307.2	255.7
Railcar Leasing and Management Services Group	304.0	336.5
All Other	41.0	36.5
Eliminations - lease subsidiary	(387.5)	(254.9)
Eliminations - other	(114.9)	(59.2)
Consolidated Total	$1,999.0	$1,891.7

	Six Months Ended June 30,
Operating profit (loss):	2013	2012
Rail Group	$210.8	$93.1
Construction Products Group	26.7	23.9
Inland Barge Group	45.2	66.6
Energy Equipment Group	29.2	0.2
Railcar Leasing and Management Services Group	137.3	142.9
All Other	(6.4)	(5.1)
Corporate	(32.1)	(21.2)
Eliminations - lease subsidiary	(67.1)	(23.1)
Eliminations - other	(0.7)	(2.1)
Consolidated Total	$342.9	$275.2

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$388.0	$573.0
Short-term marketable securities	59.9	—
Receivables, net of allowance	386.4	390.0
Inventories	738.9	667.7
Restricted cash	227.0	223.2
Net property, plant, and equipment	4,584.6	4,299.0
Goodwill	250.8	240.4
Assets held for sale and discontinued operations	—	27.9
Other assets	265.1	248.7
	$6,900.7	$6,669.9

Accounts payable	$187.2	$188.2
Accrued liabilities	590.5	583.1
Debt, net of unamortized discount of $81.0 and $87.5	2,884.2	3,055.0
Deferred income	42.6	44.5
Deferred income taxes	627.8	572.4
Liabilities held for sale and discontinued operations	—	3.7
Other liabilities	94.1	85.4
Stockholders' equity	2,474.3	2,137.6
	$6,900.7	$6,669.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2013	December 31, 2012
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,362.9	$1,260.1
Accumulated depreciation	(752.5)	(720.8)
	610.4	539.3
Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.8	9.6
Equipment on lease	3,563.3	3,231.9
Accumulated depreciation	(512.3)	(468.4)
	3,060.8	2,773.1
Partially-owned subsidiaries:
Equipment on lease	1,703.0	1,703.1
Accumulated depreciation	(177.0)	(153.8)
	1,526.0	1,549.3
Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(376.5)	(381.8)
Sold to partially-owned subsidiaries	(236.1)	(180.9)
	(612.6)	(562.7)
	$4,584.6	$4,299.0
Leasing portfolio information:
Portfolio size (number of railcars)	74,065	71,455
Portfolio utilization	98.7%	98.6%

Certain prior year balances with respect to RIV 2013 have been reclassified as pertaining to a partially-owned subsidiary to conform to the 2013 presentation.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2013	December 31, 2012
Debt
Corporate/Manufacturing - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(81.0)	(87.5)
	369.0	362.5
Other	1.0	1.2
	370.0	363.7
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	43.7	45.8
Term loan	—	48.6
	43.7	94.4
Non-recourse:
Secured railcar equipment notes	786.9	806.5
Warehouse facility	167.4	173.6
Promissory notes	411.8	424.1
	1,366.1	1,404.2
Partially-owned subsidiaries - Non-recourse:
Senior secured notes	—	170.0
Less: Owned by Trinity	—	(108.8)
	—	61.2
Secured railcar equipment notes	1,104.4	1,131.5
	1,104.4	1,192.7
	$2,884.2	$3,055.0

Certain prior year balances with respect to RIV 2013 have been reclassified as pertaining to a partially-owned subsidiary to conform to the 2013 presentation.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2013	December 31, 2012
Leasing Debt Summary
Total Recourse Debt	$43.7	$94.4
Total Non-Recourse Debt(1)	2,470.5	2,596.9
	$2,514.2	$2,691.3
Total Leasing Debt
Wholly-owned subsidiaries	$1,409.8	$1,498.6
Partially-owned subsidiaries(1)	1,104.4	1,192.7
	$2,514.2	$2,691.3
Equipment on Lease(2)
Wholly-owned subsidiaries	$3,060.8	$2,773.1
Partially-owned subsidiaries	1,526.0	1,549.3
	$4,586.8	$4,322.4
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	46.1%	54.0%
Partially-owned subsidiaries	72.4%	77.0%
Combined	54.8%	62.3%

Certain prior year balances with respect to RIV 2013 have been reclassified as pertaining to a partially-owned subsidiary to conform to the 2013 presentation.

(1)     Excludes TRIP Holdings' Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2)     Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$89.2			$66.1
Less: net income (loss) from continuing operations attributable to noncontrolling interest	4.2			(0.3)
Net income from continuing operations attributable to Trinity Industries, Inc.	85.0			66.4
Unvested restricted share participation	(2.7)			(2.3)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	82.3	77.0	$1.07	64.1	77.7	$0.82
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$82.3	77.1	$1.07	$64.1	77.9	$0.82
Net income (loss) from discontinued operations, net of taxes	$(1.0)			$1.4
Unvested restricted share participation	—			—
Net income (loss) from discontinued operations, net of taxes - basic	(1.0)	77.0	$(0.01)	1.4	77.7	$0.02
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income (loss) from discontinued operations, net of taxes - diluted	$(1.0)	77.1	$(0.01)	$1.4	77.9	$0.02

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$161.4			$118.5
Less: net income (loss) from continuing operations attributable to noncontrolling interest	3.9			(0.9)
Net income from continuing operations attributable to Trinity Industries, Inc.	157.5			119.4
Unvested restricted share participation	(5.0)			(3.7)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	152.5	77.0	$1.98	115.7	77.7	$1.49
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$152.5	77.1	$1.98	$115.7	77.9	$1.49
Net income (loss) from discontinued operations, net of taxes	$5.6			$1.3
Unvested restricted share participation	(0.2)			(0.3)
Net income (loss) from discontinued operations, net of taxes - basic	5.4	77.0	$0.07	1.0	77.7	$0.01
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income (loss) from discontinued operations, net of taxes - diluted	$5.4	77.1	$0.07	$1.0	77.9	$0.01

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2013	2012

Net income from continuing operations	$89.2	$66.1
Add:
Interest expense	46.5	47.9
Provision for income taxes	47.2	39.0
Depreciation and amortization expense	52.4	48.2
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$235.3	$201.2

	Six Months Ended June 30,
	2013	2012

Net income from continuing operations	$161.4	$118.5
Add:
Interest expense	95.7	95.8
Provision for income taxes	88.4	64.7
Depreciation and amortization expense	102.4	95.8
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$447.9	$374.8

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

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